EXHIBIT 99.1

NEWS COPY INFORMATION CONTACT:
 Dee Johnson
FOR IMMEDIATE RELEASE (314) 719-1869

VIASYSTEMS ANOUNCES GROWTH OF SALES AND ORDERS IN QUARTER ENDED JUNE 2010

ST. LOUIS, July 15, 2010 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced that estimated consolidated sales for the quarter ended June 30, 2010 were $239.4 million, representing approximately $53 million, or 28%, sequential growth over $186.6 million sales reported for the immediately preceding quarter ended in March 2010, and representing nearly double the $120.6 million sales reported in the same quarter last year.

According to prior public filings made by Viasystems and Merix Corporation, pro forma for the merger of the companies that occurred in mid February 2010, combined sales during the first quarter of 2010 were $228.6 million, and combined sales during the second quarter of 2009 were $179.4 million.  The estimated sales of $239.4 million for the quarter ended June 30, 2010 resulted in pro forma sequential organic growth of approximately 4.7% and pro forma year-over-year organic growth of approximately 33.4%. Viasystems highlighted that this was also the fourth consecutive quarter of improvement in orders booked, as orders exceeded sales by approximately 6% during the quarter ended June 2010.

“Our book-to-bill ratio was favorable for each of our five global end markets and for each of our ten factories in the quarter,” said David M. Sindelar, Chief Executive Officer, “indicating that the strength of demand for our products and services has remained broad based. The quarter ended June 30 was the first full quarter following our acquisition of Merix Corporation in February of this year, and it is important that we maintained the positive momentum which both companies had begun during the second half of 2009, prior to the merger.”

“The integration and streamlining of the combined companies continues to progress,” added Sindelar, “and we generated cash during the quarter sufficient not only to support our business growth and to continue funding integration activities, but also to reduce our net debt by approximately $10 million during the quarter.”

Investor Conference Call

Viasystems plans to announce full second quarter results in early August, accompanied by a webcast and investor conference call, for which logistics will be communicated in advance of the call.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 25, 2010 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions).  Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 15,000 employees around the world serve more than 800 customers in the automotive, industrial and instrumentation, telecom, computer/datacom and military/aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.